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                                 CONSULTING AGREEMENT

THIS Agreement made as of the 7th day of July, 1997, by and between Vertex Industries, Inc. a Corporation with offices at 23 Carol
Street, Clifton, NJ 07014, and Summit Marketing & Public Relations, Inc. (Summit); a Florida Corporation, with its principal place of business at
1900 Glades Rd. Suite 240, Boca Raton,  FL   33431.

	WHEREAS, Vertex Industries, Inc., desires to secure and retain Summit's availability and services as a public relations consultant with the financial community for the benefit of Vertex Industries, Inc.

	WHEREAS, Summit wishes to be available to provide public relations consulting services to Vertex Industries, Inc.

	NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, it is agreed as follows:

                                  ARTICLE I
Definitions

For the purpose of this Agreement, the following terms have the following meanings:

	1.1	"Consulting Services" includes, but is not limited to;
servicing and maintaining preexisting relationships between and amongst brokers, dealers, market makers, shareholders and other related parties and Vertex Industries, Inc., informing and updating the aforementioned parties, the financial press, and financial markets of press releases, market sensitive information, and other news relating to Vertex Industries, Inc. on a timely basis; developing and implementing advertising and promotional plans for the benefit of Vertex Industries, Inc., receiving and relaying inquiries from potential investors to the appropriate persons or parties; the answering of questions and commenting on documents, press releases, marketing plans; and advising with respect to the nature and scope of financial community relationships.

	1.2	"Disability" means event or act which prevents the
principals of Summit from performing the Consulting Services.

	1.3	"Entity" shall mean any natural person, public or private
corporation, proprietorship, partnership, governmental entity, association, organization, or group.  Any reference herein to any entity, whether or not a party herein, which is a corporation, partnership, bank, trust or any entity shall be construed as including all, past, present, subsidiaries, affiliates, directors, officers, employees and agents of the entity.
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                                   ARTICLE II
Consulting Services

	2.1	"Performance of Services"  During the term of this
Agreement, Summit shall render Consulting Services to Vertex
Industries, Inc.

	2.2	"Provisions of Services"  Summit shall provide Consulting
Services for at least a reasonable amount of time each month during the term of this Agreement. This requirement is for the benefit of Vertex Industries, Inc. and may be waived in writing by Vertex Industries, Inc., and shall be subject to the ordinary and customary vacation periods of the United States of America. Summit shall not be required to provide Consulting Services for any prescribed number of hours on any given day.

	2.3	"Short Term Disability"  If during the term of this
Agreement all of the available principals of Summit qualified to provide Consulting Services to Vertex Industries, Inc. suffer a disability, and as a result are unable to perform the Consulting Services for a period of thirty (30) consecutive days. Vertex Industries, Inc. shall have the option to terminate this Agreement without further compensation.

	2.4	"Dissolution, Insolvency, Bankruptcy, etc."  If Summit
becomes dissolved, insolvent, or bankrupt during the term of this Agreement, then the parties may agree to employ Summit's nominee as a substitute consultant under the same terms and conditions as set forth herein for the period of time remaining in this Agreement.

	2.5	"Place of Services"  The parties understand that the
Consulting Services are to be performed by telephone, facsimile, and in this manner set forth in exhibit A unless otherwise mutually agreed to between the parties.

	2.6	"No Default or Conflict"  To the best of its knowledge,
Summit is not in default nor would the execution, delivery or performance of this Agreement cause it to be in default, with respect to any law, regulation, charter, by-law, agreement or other commitment or injunction, decree, judgment or other order of any court or agency which is applicable to Summit and which precludes the performance of its obligations under this Agreement or results in a conflict of interest. During the term of this Agreement, Summit will not enter into any contract, agreement, or commitment or act in a manner which would (i) cause it to be in default with respect to any law, regulation, charter, by-law agreement or other commitments or any injunction, decree, judgment or other order of any court or agency which would preclude the full and timely performance of its obligations under this Agreement, or (ii) result in a conflict of interest with the performance of the obligations and duties hereunder.

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                                   ARTICLE III
Compensation

	3.1	"Consulting Fees"  In consideration for performance of the
Consulting Services, Vertex Industries, Inc. agrees to pay for each six months of service a retainer of, 15,000 registered shares of Vetex Common Stock and $12, 000 to be paid as follows:

  5,000 registered shares on signing
  5,000 registered shares on September 1
  5,000 registered shares on November 1
  $2,000 on the first of each month, July through December 1997

Above cumulatively referred to as "the retainer", in addition to the retainer and for consideration for providing consulting services fir the term of this agreement. Vertex agrees to issue 120,000 options to purchase the common stock of Vertex Industries, Inc.

The options are to be issued as follows:

  20,000 Options to purchase Vertex Common Stock @ $ 1.25
  20,000 Options to purchase Vertex Common Stock @ $ 1.75
  40,000 Options to purchase Vertex Common Stock @ $ 3.00
  40,000 Options to purchase Vertex Common Stock @ $ 4.00

The options may be exercised during the term of this agreement after which they shall be null and void of no force or effect.

In addition please see the attached plan with a preliminary outline for marketing costs for the first (6) months. Each months' plan must be approved by Vertex Industries, Inc. in writing pursuant to implementation. The months costs shall be paid on or before the first of each month to ensure that the scheduled events upon approval by Vertex Industries, Inc. can occur.

	3.2	"Expenses"  Vertex Industries, Inc., agrees to reimburse
Summit for extraordinary and necessary out-of-pocket expenses reasonably incurred by Summit in performing the Consulting Services hereunder upon submission of appropriate verification of said expenses (i.e., receipts) in accordance with Vertex Industries, Inc.'s customary reimbursement policies. Any expense exceeding Two-Hundred Dollars ($250) requires prior written consent of Vertex Industries, Inc.
                                   ARTICLE IV
Confidential Information

	4.1	"Ownership of Confidential Information"  Any confidential
information which has been made available to Summit or is learned, acquired, developed, made or conceived by Summit, either alone or jointly with others, in the course of or arising out of the rendering of the Consulting Services, shall be and remain Vertex Industries,
Inc.'s sole and exclusive property. The parties agree, that the copyrights to any work or agreements made, negotiated, consummated, or conceived by Summit through or as a result of performing the
Consulting Services, if any, shall be considered a work made for hire for the sole and exclusive ownership and benefit of Vertex Industries,
Inc.
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	4.2	"Confidential Treatment"  Summit agrees to treat as
confidential and not, except in its duties in rendering Consulting Services and with prior written consent of Vertex Industries, Inc. or as applicable law requires, at any time, directly or indirectly, use, disclose, publish or otherwise disseminate, any of the confidential information without prior written approval from Vertex Industries, Inc., and in accordance with any federal and any applicable state securities laws. Summit further agrees to use its best efforts to protect confidential information against unauthorized use or improper disclosure. However, this paragraph should not be construed so as to prevent Summit from using the confidential information in or testifying at in any arbitration or court proceeding instituted to enforce the rights of Summit under the terms and conditions of this Agreement. Upon completion of the terms of this Agreement or upon termination of this Agreement for any reason, Summit shall immediately return all confidential information in its possession to Vertex Industries, Inc.

	4.3	"Survival"  This Article 4 shall survive the term or
termination of this Agreement for a period of two (2) years.

                                   ARTICLE V
Non-Compete

	5.1	"Restriction"  Summit covenants and agrees that, absent
prior written consent from Vertex Industries, Inc. during the period of this Agreement or such longer period as Summit actually provides consulting services to Vertex Industries, Inc., neither it nor any of its affiliates shall, in any manner, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or connected in any manner with which competes, or would compete, with Vertex Industries, Inc.'s market throughout the world and including the United States of America.

                                  ARTICLE VI
Term and Termination

	6.1	"Term"  This Agreement shall commence upon the date of this
Agreement first written above and shall continue in full force and effect for a period of one (1) year ending on the 6th day of June, 1998 unless sooner terminated as provided in Section 6.2.


	6.2	"Termination"  Vertex Industries, Inc. shall have a right to terminate this Agreement upon thirty (30) days written notice of same and the payment to Summit or its assignees of Three Thousand Dollars ($3,000) of termination fee and any out-of-pocket expenses due. Any unexercised options shall terminate at that time and shall be in no force or effect. Upon  termination of this Agreement by Vertex
Industries, Inc., Vertex shall have no further obligation to pay any portion of the retainer due on any date subsequent to the termination.
Upon payment of the amount described herein and in full compliance with the terms provided in this Agreement together with written notice of termination to Summit, Vertex Industries, Inc.'s obligations under this Consulting Agreement shall be deemed discharged and this
Agreement shall be deemed null and void.
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                                  ARTICLE VII
Miscellaneous

	7.1	"Governing Law, Severability"  This Agreement shall be
construed in accordance with, and governed for all purposes by the laws of the State of Florida. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held, to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

	7.2	"Disputes" Any action brought to settle the terms of this
Agreement or to enforce any of its provisions shall be brought in the State and Federal Courts of the State of Florida and in no other jurisdiction. The parties hereby consent to jurisdiction and waive any objection as to venue or jurisdiction of the above named court. Each party may seek injunctive relief which shall not be deemed or construed as a bar to an action for damages regarding any breach or performance and shall not be deemed an election of remedies.

	7.3	"Counterparts"  This Agreement may be executed
simultaneously in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement shall be effective when each of the parties shall have executed at least one counterpart, although not all of the parties may have executed the same counterpart.

	7.4	"Entire Agreement"  This Agreement constitutes the entire
Agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties with respect to the subject matter thereof. In addition, except as otherwise specifically provided herein, no change, modification or addition shall be valid unless in writing and signed by or on behalf of the parties hereto.

	7.5	"Headings"  The headings in this Agreement are intended
solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

	7.6	"Relationship"  Nothing in this Agreement is intended to or
shall establish any agency, partnership or joint venture relationship between the parties. Summit shall be deemed for all purposes an independent contractor of Vertex Industries, Inc., for the purpose of this Agreement.

	7.7	"Registrations"  No registration of stock whether dilutive
or non dilutive shall be initiated by Vertex Industries, Inc. without thirty (30) days prior written notice to Summit Marketing & Public Relations, Inc.
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IN WITNESS WHEREOF,  the parties have duly examined this Agreement of six (6) pages as of the day and year first above written whereupon it became a binding Agreement among them.

Summit Marketing & Public Relations, Inc.       Vertex Industries, Inc.

   By:  s/ Stuart Taft                              By:s/ Ronald C. Byer
 Name:     Stuart Taft                            Name:   Ronald Byer
Title:     President                             Title:   President
 Date:     7/7/97                                 Date:   7/8/97